Exhibit 99.1

Polymer Solutions’ Board to Consider Possible Sale of the Company

CHICO, CA, July 21, 2003... Polymer Solutions, Inc., (OTC BB: PYSU; TSX Venture: PYM), a leading producer of environmentally-friendly paints, coatings and adhesives, today announced that it received a letter of intent from an arms length third party relating to the purchase of all of the Company’s outstanding shares.

In light of this unsolicited offer, the Company’s Board of Directors made a decision to actively consider this proposal and to investigate other potential strategic opportunities intended to maximize shareholder value. Although the Company is in discussions with the third party regarding its proposed letter of intent, and is actively exploring other strategic alternatives, the Company has not accepted any offer nor entered into any agreement relating to a proposed transaction. The Company cannot assure that it will receive a satisfactory proposal or enter into an agreement relating to a proposed transaction, or that any of the transactions described above will be completed. Readers are cautioned against placing undue reliance on the consummation of any transaction. This announcement shall not be deemed to be a recommendation or solicitation by the Company with respect to any particular offer or proposal.

Contact:
Charles (Chuck) Tait
Polymer Solutions, Inc.
(604) 514-6559 or 800-377-8323
info@polysolutions.com

Statements in this news release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. Risk factors include general economic and industry conditions, effects of leverage, environmental matters, technological developments, product pricing, raw material cost changes, and international operations, among others, which are set forth in the Company’s SEC filings.

No Stock Exchange on which the Company’s securities are listed has reviewed or approved this news release.